Exhibit 16.1
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Letterhead of BDO Shanghai Zhonghua Certified Public Accountants



January 10, 2005


U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occured on January 4, 2005 to be filed by our former client, China Digital Wireless, Inc. We agree with the statements made in response to that item insofar as they relate to our firm.


Very truly yours,

 /s/ BDO Shanghai Zhonghua
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BDO Shanghai Zhonghua Certified Public Accountants